Exhibit 10.22

UNIT #7

SUB-LEASE AMENDMENT NO. 2

Amendment of Sub-Lease.

Pursuant to Section 47 of the Standard Industrial/Commercial Single-Tenant Sub- Lease between the Port Hueneme Surplus Property Authority and Stellar Biotechnologies, Inc. dated August 1, 2005, the Lessor and Lessee hereby modify the beginning of Paragraph 58 of said Sub-Lease to read as follows:

"58. Option to extend. Lessor hereby grants to Lessee the option to extend the Term of this Lease for two (2) additional five (5) year option periods commencing October 1, 2020, for the first option and October 1, 2025, for the second option subject to each and all of the following terms and conditions:...."

For the twelve month period of time commencing October 1, 2015, Lessee and Lessor hereby agree that the new Base Rent under the Sub-Lease shall be $0.20 per square foot of land. Accordingly, Paragraph 60 of said Sublease is hereby amended and replaced by the following:

"60. Establishment of Base Rent. Commencing October 1, 2015 and continuing through September 30, 2016, Lessee's Base Rent for Unit #7 shall be $2,899. On October 1, 2016, the Base Rent shall be adjusted, and on each anniversary date for the remainder of the Sublease term, by any increase in the Consumer Price Index (for Ventura County, if available; otherwise for the Los Angeles/Long Beach metropolitan area) that occurred over the preceding 12 month period (but not reduced)."

Lessor hereby acknowledges and agrees to the last of two five year options to extend the Unit #7 Sub-Lease for the period of October 1, 2015 through September 30, 2020 and Lessor and Lessee hereby consent to the foregoing Amendment of the Sub-Lease. This Amendment does not release Lessee from liability for any obligations of the Sub-Lease under the Sub-Lease.

Dated: 6/4/15	Stellar Biotechnologies, Inc.

	By:	/s/ Frank Oakes
Frank Oakes, CEO Lessee

Dated: 6/1/15	Port Hueneme Surplus Property Authority

	By:	/s/ Cynthia Haas
Cynthia Haas, Manager Lessor